Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190381 on Form S-8 of our report dated May 26, 2016, relating to the consolidated financial statements and financial statement schedule of EVERTEC, Inc. and subsidiaries (the “Company”), and of our report dated May 26, 2016 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of EVERTEC, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

San Juan, Puerto Rico

May 26, 2016